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                                                                    EXHIBIT 11

STATEMENT RE: COMPUTATION PER SHARE EARNINGS

     The computation of earnings per share is made by dividing the Company's earnings for the fiscal year by the weighted average number of shares of the Company's common stock outstanding during each year.